As filed with the Securities and Exchange Commission on November 15, 2024.
Registration No. 333-271663

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3 REGISTRATION STATEMENT NO. 333-271663
UNDER THE SECURITIES ACT OF 1933

Axonics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	45-4744083
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
26 Technology Drive Irvine, California 92618
(949) 396-6322
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vance R. Brown
Vice President, General Counsel and Secretary
Axonics, Inc.
26 Technology Drive
Irvine, California 92618
(949) 396-6322
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Clare O’Brien Richard Alsop Derrick Lott Allen Overy Shearman Sterling US LLP 599 Lexington Avenue New York, New York 10022-6069 Telephone: (212) 848-4000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 relates to the Automatic Shelf Registration Statement on Form S-3 (No. 333-271663) (the “Registration Statement”) previously filed by Axonics, Inc., a Delaware corporation (the “Registrant”), with the U.S. Securities and Exchange Commission on May 5, 2023, pertaining to the registration of an indeterminate number of (a) shares of common stock, par value $0.0001 per share (“Common Stock”), (b) shares of preferred stock, par value $0.0001 per share, (c) debt securities, (d) warrants, (e) units, (f) rights, and (g) shares of Common Stock offered by selling stockholders from time to time, and removes from registration all securities previously registered under the Registration Statement that have not been sold or otherwise issued as of the date hereof.
On November 15, 2024, pursuant to that certain Agreement and Plan of Merger, dated as of January 8, 2024, by and among the Registrant, Boston Scientific Corporation, a Delaware corporation (“Parent”), and Sadie Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”).
As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statement. In accordance with undertakings made by Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Registrant’s securities that had been registered under the Registration Statement which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all such securities of the Registrant registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant terminates the effectiveness of the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlborough, State of Massachusetts on November 15, 2024.

AXONICS, INC.
By:	/s/ Susan Thompson
Name:	Susan Thompson
Title:	Vice President and
Assistant Secretary
No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.